Exhibit 99.1

Press Release: September 29, 2014

Mymetics’ promising HIV vaccine candidate obtains funding to begin study at Texas Biomedical Research Institute

Epalinges, Switzerland, 29 September 2014 – Mymetics Corporation (OTCQB: MYMX), a pioneer in the research and development of virosome-based vaccines to prevent transmission of human infectious diseases across mucosal membranes, announced today that its innovative HIV vaccine candidate will enter a new preclinical trial to confirm excellent results obtained in a previous trial.

Research to be funded by the Bill & Melinda Gates Foundation.

The study will be led by Dr. Ruth Ruprecht, Scientist & Director of the Texas Biomed AIDS Research Program. This new study follows a successfully completed smaller study at the Institute of Laboratory Animal Science (ILAS) in Beijing, China in which a two-component vaccine protected all monkeys against repeated AIDS virus exposures from persistent infection – an unprecedented result.1  One of the vaccine components further showed a strong safety and tolerance profile in a Phase I clinical trial in human volunteers.2

Dr. Ruth Ruprecht said, “Mymetics’ HIV vaccine candidate is unique in its design.  First, it uses building blocks from a special part of the HIV envelope protein, called gp41, and second, it was engineered to stop HIV from crossing the mucosal barriers – with promising initial results.  We are extremely proud that this study is to be funded by the Bill & Melinda Gates Foundation.  We hope to confirm the previous findings and learn more about this vaccine’s mechanism of action in providing mucosal protection.”

Ronald Kempers, CEO of Mymetics, commented, “We are very honored and pleased about our collaboration with Dr. Ruth Ruprecht, a leading expert in the HIV field. This collaboration and funding represents an important milestone and recognition of the work performed by the Mymetics team and partners over the last years and provides a basis to further develop our HIV vaccine candidate. ”

He added: “After the signing of the license and collaboration agreement earlier this year for our Respiratory Syncytial Virus vaccine candidate which is funded by Astellas Pharma, this new funding and collaboration for our HIV vaccine candidate is another confirmation that we are on the right track and are building a strong foundation for success with the right partners.”

New trial to begin October 2014

With its HIV-1 (human immunodeficiency virus type 1) vaccine candidate, produced through its proprietary virosome technology and judicious antigen design, Mymetics aims to provide both a first line of defense through mucosal protection as well as a second line of defense against infection through the generation of blood antibodies. The new trial, to begin in October 2014, will involve 36 rhesus monkeys (n=12 per group) and compare two antigen vaccination regimens with placebo, followed by intra-vaginal challenges with live virus that carries an envelope that differs from the one in the vaccine preparation.   Results are expected at the end of 2015.

About HIV and the Mymetics vaccine approach

2.3 million new people were infected by HIV in 2012 while an estimated 1.6 million people died of AIDS in that year (source: WHO). HIV-related illness remains one of the leading global causes of death and is projected to remain so in the coming decades. There is as yet no vaccine available against HIV. However, results of a large Phase III clinical study in Thailand showed a modest protective effect of 31%, providing encouraging support for the feasibility of an effective HIV vaccine. The Thai study tested unrelated HIV vaccine candidates and was reported in September 2009 in the New England Journal of Medicine.

Traditional approaches to creating a vaccine against HIV have aimed to elicit specific blood antibodies or CTLs (cytotoxic T cells). Both approaches have been largely unsuccessful to date, and importantly, no or very little protection has been seen with heterologous challenges, in which the virus strain differs from the original vaccine. A CTL response has the further drawback of requiring infection to have already occurred. Despite their importance as protection mechanisms, neither approach is suitable for protecting against initial mucosal transmission of HIV.

A vaccine that blocks HIV transmission across mucosal membranes represents a highly promising approach to preventing HIV infection; however, few studies have focused on this approach, until now. It builds however on the findings that certain people are not infected with HIV, even though they are exposed to it very frequently.  Women and men who produce IgA antibodies against the HIV gp41 protein in their mucosal secretions have been found to display resistance to HIV transmission and infection. Mymetics has used its technology and expertise to design a vaccine candidate specifically intended to induce a mucosal antibody response against HIV while also inducing blood antibodies.

1 Immunity, Feb 2011 Bomsel et al.
2 PLOSONE Feb 2013, Leroux-Roels et al.

About Mymetics

Mymetics Corporation (OTCQB: MYMX) is a Swiss-based biotechnology company registered in the US and trades on the OTCQB venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process.

Mymetics develops next-generation preventative vaccines for infectious diseases. Mymetics’ core technology and expertise are in the use of virosomes, lipid-based carriers containing functional fusion viral proteins and natural membrane proteins, in combination with rationally designed antigens. The company’s vaccines are designed to induce protection against early transmission and infection, focusing on the mucosal immune response as a first-line defense, which, for some pathogens, may be essential for the development of an effective prophylactic vaccine.

Mymetics currently has 5 vaccines in its pipeline: HIV-1/AIDS, intranasal Influenza, Malaria, Herpes Simplex Virus and the RSV vaccine (out licensed to ClearPath – Astellas). The company’s intranasal Influenza vaccine and the HIV-1 vaccine have successfully completed Phase I clinical trials in healthy human volunteers. A Phase 1b clinical trial for its Malaria vaccine on children in Tanzania has been completed, while the HSV vaccine candidate is in the preclinical phase.  For further information, please visit mymetics.com.

About Texas Biomedical Research Institute

Texas Biomed, formerly the Southwest Foundation for Biomedical Research, is one of the world's leading independent biomedical research institutions dedicated to advancing health worldwide through innovative biomedical research.  Located on a 200-acre campus on the northwest side of San Antonio, Texas, the Institute partners with hundreds of researchers and institutions around the world to develop vaccines and therapeutics against viral pathogens causing AIDS, hepatitis, herpes, hemorrhagic fevers, and parasitic diseases responsible for malaria, schistosomiasis and Chagas disease. The Institute also has programs in the genetics of cardiovascular disease, diabetes, obesity, psychiatric disorders and other diseases.  For more information on Texas Biomed, go to www.TxBiomed.org.

CONTACTS:

Mymetics Corporation	Texas Biomedical Research Institute
Ronald Kempers	Lisa Cruz
CEO	Director of Public Relations
Tel: +41 21 653 4535	San Antonio, TX, USA
Work: 210-258-9437
Media:	Cell: 210-724-1691
Christophe Lamps	Email: lcruz@txbiomed.org
Senior Partner
Dynamics Group
Mobile: + 41 79 476 26 87
Email: cla@dynamicsgroup.ch

USA: Michelle Linn
Phone: +1 774 696 38 03
linnmich@comcast.net

Forward looking statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements, which are identified by the words "believe," "expect," "anticipate," "intend," "plan" and similar expressions. The statements contained herein which are not based on historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could significantly affect our actual results, performance or achievements in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on our behalf. These risks and uncertainties include, but are not limited to, risks associated with our ability to successfully develop and protect our intellectual property, our ability to raise additional capital to fund future operations and compliance with applicable laws and changes in such laws and the administration of such laws. See Mymetics' most recent Form 10-K for a discussion of such risks, uncertainties and other factors. Readers are cautioned not to place undue reliance on these forward- looking statements which speak only as of the date the statements were made.